                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  __________

                                 SCHEDULE 13G

                                (Rule 13d-102)

 Information required to be Included in Statements Filed Pursuant to Rule 13d-
    1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                             Identix Incorporated
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   45190610
--------------------------------------------------------------------------------
                                (CUSIP number)

                                 July 1, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

_______________

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 7 Pages)

-----------------------                                  ---------------------
  CUSIP NO. 45190610                13G                    PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Capital Ventures International
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,053,140
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             2,053,140**
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,053,140
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,053,140**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,053,140
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.56%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

**Heights Capital Management, Inc. is the investment adviser to Capital Ventures International and as such may exercise voting and dispositive power over these shares.

-----------------------                                  ---------------------
  CUSIP NO. 45190610                13G                    PAGE 3 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Heights Capital Management, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             2,053,140**
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,053,140
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,053,140
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.56%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

**Heights Capital Management, Inc. is the investment adviser to Capital Ventures International and as such may exercise voting and dispositive power over these shares.

Item 1(a).     Name of Issuer:

               Identix Incorporated

Item 1(b).     Address of Issuer's Principal Executive Offices:

               510 North Pastoria Avenue

               Sunnyvale, California 94086

item 2(a).     Name of Person Filing:

               (1)  Capital Ventures International (a "Reporting Person")

               (2)  Heights Capital Management, Inc. (a "Reporting Person")

Item 2(b).     Address of Principal Business Office:


               (1)  One Capitol Place
                    P.O. Box 1787
                    GT. Grand Cayman, Cayman Islands
                    BWI

               (2)  425 California Street
                    Suite 1100
                    San Francisco, CA  94104

Item 2(c).     Citizenship:

               (1)  Cayman Islands

               (2)  Delaware

Item 2(d).     Title of Class of Securities:

               Common Stock, $.01 par value per share (the "Common Stock")

Item 2(e).     Cusip Number:

               45190610

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [_]  Broker or dealer registered under Section 15 of the
                         Act,

               (b)  [_]  Bank as defined in Section 3(a)(6) of the Act,

               (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the
                         Act,

                                 Page 4 of 7.

               (d)  [_]  Investment Company registered under Section 8 of the
                         Investment Company Act,

               (e)  [_]  An investment adviser in accordance with Rule 13d-
                         1(b)(1)(ii)(E),

               (f)  [_]  An employee benefit plan or endowment fund, in
                         accordance with Rule 13d-1(b)(1)(ii)(F),

               (g)  [_]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G),

               (h)  [_]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act,

               (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

               (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issue identified in Item 1.

               (1)       Capital Ventures International

                    (a)       Amount beneficially owned:  2,053,140 shares

                    (b)       Percent of class:  6.56%

                    (c)       Number of shares as to which such person has:

                              (i)   Sole power to vote or to direct the vote:
                                    2,053,140

                              (ii)  Shared power to vote or to direct the vote:
                                    2,053,140

                              (iii) Sole power to dispose or to direct the
                                    disposition of: 2,053,140

                              (iv) Shared power to dispose or to direct the disposition of: 2,053,140

               (2)       Heights Capital Management, Inc.

                    (a)       Amount beneficially owned:  2,053,140

                    (b)       Percent of Class:  6.56%

                    (c)       Number of Shares as to which such person has:

                                 Page 5 of 7.

                              (i)   Sole power to vote or to direct the vote: 0

                              (ii)  Shared power to vote or to direct the vote:
                                    2,053,140

                              (iii) Sole power to dispose or to direct the
                                    disposition of: 0

                              (iv)  Shared power to dispose or direct the
                                    disposition of: 2,053,140

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [         ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.   Identification and Classification of Members of the Group.

     Not applicable.

Item 9.   Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 Page 6 of 7.

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 8, 1999       Capital Ventures International

                              By: Heights Capital Management, Inc., pursuant to a Limited Power of Attorney, a copy of which is filed as Exhibit A hereto

                                   By: /s/ Michael Spolan
                                       ___________________________________
                                   Name:  Michael Spolan
                                   Title:  General Counsel


Dated:  July 8, 1999          Heights Capital Management, Inc.

                                   By: /s/ Michael Spolan
                                       ___________________________________
                                   Name:  Michael Spolan
                                   Title:  General Counsel

                                 Page 7 of 7.

                                 Exhibit Index

Exhibit No.                   Description
-----------                   -----------


A              Limited Power of Attorney

B Joint Filing Agreement, dated July 8, 1999, pursuant to Rule 13d-1(k)(1) between Capital Ventures International and Heights Capital Management, Inc.

                                   Exhibit A

                           LIMITED POWER OF ATTORNEY

THIS LIMITED POWER OF ATTORNEY given on the 3rd day of April, 1998 by CAPITAL VENTURES INTERNATIONAL (hereinafter called "the Company"), whose Registered Office is situated at Second Floor, One Capital Place, P.O. Box 1787, Grand Cayman, Cayman Islands, B.W.I.

WHEREAS, by agreement dated March 10, 1997 by and between the Company and Heights Capital Management, the Company expressly authorized Heights Capital Management to enter into transactions in certain designated areas as defined in the Agreement attached hereto marked "Appendix 1."

NOW THIS DEED WITNESSETH that Ian A.N. Wight (Director) and Woodbourne Associates (Cayman) Limited (Secretary) of the Company, hereby appoint on behalf of the company the firm of HEIGHTS CAPITAL MANAGEMENT which through its officers, directors and employees is hereby formally granted limited power of attorney for the purpose of entering into transactions on behalf of and for the account of the Company and to take any actions on behalf of the Company as may be necessary to consummate such transactions, including but not limited to instructing the transfer of funds where necessary and executing required documentation.

IN WITNESS WHEREOF, the Company has caused its common seal to be hereunto affixed the day and year above written.

THE COMMON SEAL OF
CAPITAL VENTURES INTERNATIONAL                /s/  Ian A.N. Wright
                                             ------------------------------------
was hereunto affixed in the presence of:     Ian A.N. Wight
                                             (Director)

                                             /s/ Woodbourne Associates (Cayman) Limited
                                             ------------------------------------------
                                             Woodbourne Associates
                                             (Cayman) Limited
                                             Secretary

                                   Exhibit B

                            Joint Filing Agreement

     The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock of Identix Incorporated, dated July 8, 1999, and any further amendments thereto signed by each of the undersigned shall be filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:  July 8, 1999      Capital Ventures International

                              By: Heights Capital Management, Inc., pursuant to a Limited Power of Attorney, a copy of which is filed as Exhibit A to the Schedule 13G

                                   By: /s/ Michael Spolan
                                       ____________________________________
                                   Name:  Michael Spolan
                                   Title:  General Counsel


Date:  July 8, 1999           Heights Capital Management, Inc.

                              By: /s/ Michael Spolan
                                  _________________________________________
                              Name:  Michael Spolan
                              Title:  General Counsel